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                                                                  Exhibit 23(b)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of SLH Corporation

     We consent to the incorporation by reference in the Registration Statement on Form S-8 being filed under the Securities Act of 1933 by SLH Corporation with respect to the SLH Corporation 1997 Stock Incentive Plan (the "Plan"), to be used in registering shares of SLH Corporation Common Stock, of our report dated March 31, 1997 relating to the combined balance sheets of SLH Operations as of December 31, 1996 and 1995,and the related combined statements of operations, equity and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of SLH Corporation.

S/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Kansas City, Missouri
August 11, 1997